Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2007 (June 22, 2007 as to the effect of the reverse stock split described in the first paragraph of Note 8 and June 27, 2007 as to Note 13), relating to the consolidated financial statements of ShoreTel, Inc. included in the ShoreTel, Inc. prospectus dated July 2, 2007 filed pursuant to Rule 424(b) under the Securities Act of 1933.
/s/ Deloitte & Touche LLP
San Jose, California
July 3, 2007